Exhibit 99.1

Compensation Arrangements with Outside Directors

In September 2023, the Board of Directors and its Compensation and Human Resources Committee conducted their annual review of non-management (outside) director compensation.

The Board approved no change to the annual retainer. Accordingly, outside directors continue to be paid an annual retainer of $140,000. Outside directors may elect to receive their annual retainer in all cash, all shares, or 50% in cash and 50% in shares. The Board approved increases to all committee chairperson fees—a $10,000 increase for the Compensation and Human Resources Committee chairperson and a $5,000 increase for the other committee chairpersons. As a result, the Audit and Finance Committee chairperson is paid an annual fee of $30,000; the Compensation and Human Resources Committee chairperson is paid an annual fee of $25,000; and the chairpersons of the Cyber and Technology Oversight and Governance, Safety, and Public Policy Committees are paid an annual fee of $20,000. Each of the Vice Chairman of the Board and Lead Independent Director is paid an additional annual fee of $30,000.

Each outside director who was elected at FedEx’s 2023 annual meeting will receive restricted stock units (“RSUs”) having a target fair market value of $195,000 (an increase of $15,000 in the target value of the equity component) that settle in shares of FedEx common stock. The RSUs vest in one year and will accrue dividend equivalent rights, which will be reinvested in additional RSUs.

Any outside director who is elected to the Board after the 2023 annual meeting will receive the applicable pro rata portion of the annual retainer and RSU grant in connection with his or her election.

The Compensation and Human Resources Committee annually reviews director compensation, including, among other things, comparing FedEx’s director compensation practices with those of other companies. In 2023, two data sets were used for comparison: (1) a group of twenty companies ranked closely to FedEx on the Fortune 100 list across a range of industries (which are listed on Appendix A attached hereto) and (2) all publicly traded companies in the Fortune 100 (excluding FedEx). Before making a recommendation regarding director compensation to the Board, the Compensation and Human Resources Committee considers that the directors’ independence may be compromised if compensation exceeds appropriate levels or if FedEx enters into other arrangements beneficial to the directors.

Appendix A

Albertsons Companies, Inc.

Archer-Daniels-Midland Company

AT&T Inc.

Comcast Corporation

General Electric Company

Humana Inc.

Johnson & Johnson

Lowe’s Companies, Inc.

MetLife, Inc.

Pfizer, Inc.

PepsiCo, Inc.

Raytheon Technologies Corporation

Sysco Corporation

Target Corporation

The Boeing Company

The Procter & Gamble Company

The Walt Disney Company

United Parcel Service, Inc.

Verizon Communications Inc.

Walgreens Boots Alliance, Inc.

A-1